Exhibit 21.1
     The Ziegler Companies 1998 10-K

                                SUBSIDIARIES OF
                          THE ZIEGLER COMPANIES, INC.


B.C. Ziegler and Company
Ziegler Thrift Trading, Inc.
PMC International, Inc.
PMC Investment Services, Inc.
Portfolio Management Consultants, Inc.
Portfolio Technology Services, Inc.
PMC Brokerage Services, Inc.
Ziegler Financing Corporation
Ziegler Asset Management, Inc.
Ziegler Collateralized Securities, Inc.
First Church Financing Corporation
Ziegler Capital Company, LLC
WRR Environmental Services Company, Inc.
WRR Northwest Enterprises, Inc.